Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-223352, 333-124867 and 333-158772) of our report dated March 21, 2018, relating to the consolidated financial statements of WidePoint Corporation and subsidiaries, appearing in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Moss Adams, LLP
Moss Adams, LLP

Scottsdale, Arizona
March 21, 2018